UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2026

a.k.a. Brands Holding Corp.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40828	87-0970919
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Montgomery Street, Suite 2270
San Francisco, California 94104
(Address of Principal Executive Offices, including Zip Code)
415-295-6085
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	AKA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)
On July 30, 2026, Ilene Eskenazi resigned as a member of the Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”) of a.k.a. Brands Holding Corp. (the “Company”), effective August 3, 2026. Ms. Eskenazi’s resignation was not the result of any disagreement with the Company. The Company would like to thank Ms. Eskenazi for her many years of service.
(b)
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of the Company appointed Carrie Cassidy to the Board and to the Compensation Committee, effective August 3, 2026.
Since January 2022, Ms. Cassidy has served as Principal of Cassidy Human Capital, an advisory and consulting practice focused on helping consumer, retail, technology and growth-stage businesses strengthen leadership capabilities, scale operations and drive organizational performance. Ms. Cassidy currently serves on the board of directors of Thuma Inc., a direct-to-consumer home furnishings company, and on the board of directors and the compensation committee of G.L. Mezzetta, Inc., a specialty consumer packaged goods company. From September 2014 to July 2021, Ms. Cassidy served as Chief People Officer of RH (formerly Restoration Hardware) (NYSE: RH), a leading retailer and luxury lifestyle brand operating primarily in the home furnishings market, where she was responsible for RH’s global human resources strategy, executive compensation, leadership development, succession planning, organizational design, talent acquisition, employee engagement, cultural initiatives and workforce strategy. Prior to RH, Ms. Cassidy held senior executive leadership positions with Levi Strauss & Co., Barclays PLC, First Data Corporation and Gateway Computers. Ms. Cassidy holds a Master of Business Administration from The University of Chicago Booth School of Business and a Bachelor of Arts from Oregon State University.
Ms. Cassidy will serve as a Class I director until the Company’s 2028 annual meeting of stockholders or until her successor shall have been duly elected and qualified. Ms. Cassidy is deemed to be independent in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange.
Ms. Cassidy was nominated as a director pursuant to the Director Nomination Agreement, dated as of September 24, 2021, by and among the Company and funds affiliated with Summit Partners, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 27, 2021. There are no other arrangements or understandings between Ms. Cassidy and any other person pursuant to which Ms. Cassidy was selected as a director of the Company. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC) between Ms. Cassidy and the Company. In connection with Ms. Cassidy’s service as a member of the Board, she will receive an annual cash retainer of $50,000, payable in twelve monthly equal installments, an inducement grant of 2,778 restricted stock units, subject to a one year vesting period, and additional cash compensation in the amount of $10,000 for Compensation Committee service. Ms. Cassidy will be reimbursed for reasonable out-of-pocket expenses incurred to attend meetings of the Board or committees thereof or otherwise performing duties consistent with service on the Board in accordance with the Company’s expense reimbursement policy. The Company entered into its standard form of indemnification agreement with Ms. Cassidy. The form of indemnification agreement is filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (File No. 333-259028), originally filed with the SEC on August 24, 2021, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

a.k.a. Brands Holding Corp.

Date: August 4, 2026	By:	/s/ Kevin Grant
	Name:	Kevin Grant
	Title:	Chief Financial Officer
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